SETTLEMENT AGREEMENT AND AMENDMENT


     THIS AGREEMENT, made and entered into this 5th day of December, 1996 (the "Settlement Agreement") by and among The Stephan Co. (the "Buyer"), The Mennen Company ("Mennen") and Colgate-Palmolive Company ("Colgate" and together with Mennen, the "Sellers"), is as follows:

     WHEREAS, each of the Sellers has entered into an Acquisition Agreement with the Buyer dated as of December 31, 1995 (respectively, the "Mennen Acquisition Agreement" and the "Colgate Acquisition Agreement", and collectively, the "Acquisition Agreements"; all capitalized terms used herein without definition shall, unless the context otherwise requires, have the respective meanings ascribed to them in the Acquisition Agreements); and

     WHEREAS, in connection with the closing of the Acquisition Agreements Colgate and the Buyer entered into the Transition Agreement and the Sellers and the Buyer entered into that certain side letter dated December 31, 1995, relating to minimum sales (the "Minimum Sales
Agreement"); and

     WHEREAS, pursuant to the Minimum Sales Agreement the Buyer had the right to cause the Sellers to repurchase one or more of the Products under certain circumstances; and

     WHEREAS, the Buyer has made certain allegations relating to certain of the Products and has described certain states of facts which it alleges gives rise to claims under the Acquisition Agreements; and

     WHEREAS, the parties wish to settle outstanding issues and disputes between and among them and amend the Acquisition Agreements accordingly;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants and promises contained herein, agree as follows:

1. Termination of Minimum Sales Agreement. Upon the execution of this Settlement Agreement, the Minimum Sales Agreement shall be deemed terminated and of no further force and effect and none of the parties shall have any further rights or obligations thereunder. As a result of the foregoing, the Sellers shall not be required to repurchase any of the Products from the Buyer and the Buyer shall, subject to the Security Agreements and the Trademark Security Agreements, retain all right, title and interest in and to the Products.

2. Purchase Price Adjustment. Simultaneously with the execution of this Settlement Agreement, the Sellers shall deliver, or cause to be delivered, to the Buyer, by wire transfer to an account designated by the Buyer, a portion of the Purchase Price in the aggregate amount of $500,000.

3.   Trademark Matters.

      3.1 License of CB Mark in Canada. Simultaneously with the execution of this Settlement Agreement, Colgate-Palmolive Canada, Inc., a subsidiary of Colgate, and the Buyer shall enter into a trademark license agreement in the form annexed as Exhibit A hereto, pursuant to which Colgate-Palmolive Canada, Inc. shall grant to the Buyer a royalty free, perpetual license to the trademarks listed on Schedule B of Exhibit A and related trade dress solely in connection with the manufacture, marketing and sale by the Buyer of the CB Talc Product Line in Canada (the "Canadian Trademark License").

     3.2 Transfer of Additional Foreign Trademarks. Simultaneously herewith, Mennen shall sell, assign and deliver to the Buyer, and the Buyer shall acquire from Mennen, the trademarks listed on Exhibit B hereto ("Additional Foreign Trademarks"). The Buyer acknowledges that the Additional Foreign Trademarks are being sold to the Buyer "as is" and in no event shall the Sellers be liable for any damages to the Buyer of any type whatsoever, including, without limitation, special, indirect, collateral or consequential damages in connection with or arising out of the existence or use by the Buyer of any of the Additional Foreign Trademarks including without limitation, anticipated profits or other economic loss. The foregoing notwithstanding, the Sellers represent that Mennen has not granted rights to any other person with respect to the Additional Foreign Trademarks.

      3.3 Transfer Documents. Mennen shall, simultaneously herewith, execute and deliver assignment documents (Foreign
Assignment Documents) in substantially the forms collectively annexed hereto as Exhibit C. The Buyer shall record the Foreign Assignment Documents or substantially similar documents and such further documents of transfer in such foreign jurisdictions, and the Buyer shall bear all of the fees and expenses related to the recordal of such foreign assignments.

     3.4 License of Trademark BALM BARR
     a) The Buyer hereby grants to the Sellers the non-assignable, non-exclusive right and license to use in Trinidad and Tobago the trademark BALM BARR solely in connection with the distribution and sale of existing inventory bearing such BALM BARR trademark (the "BALM BARR
Inventory"). Said license shall terminate on December
31,1996.

     b) During the term of this license, the Sellers shall use commercially reasonable efforts to cause the BALM BARR
Inventory and the advertising used therefor to be of comparable quality with those similar products and advertising therefor which were manufactured, distributed, marketed and sold by the Sellers as of the date of this Settlement Agreement.

     c) The Sellers acknowledge that all such us, of the BALM BARR trademark in Trinidad and Tobago shall inure to the benefit of the Buyer.

     d) Upon the termination of the license granted by this
Section 3.4, the Sellers shall immediately discontinue the production, distribution and use of promotional materials, advertising and any, other materials (s) which utilize the BALM BARR trademark in Trinidad and Tobago.

     3.5 Waiver of Trademark Rights. Notwithstanding the provisions contained in Section 8.4 of the Mennen
Acquisition Agreement, the Sellers hereby irrevocably waive their rights to file trademark applications to register the Mennen Marks in the territories ("Waived Territories") listed on the schedule annexed hereto as Exhibit D. The
Sellers make no representations regarding the Mennen Marks in the Waived Territories.

     4.   Amendments to Acquisition Agreements; Deferred
Payment Modification. Article III of each of the Colgate
Acquisition Agreement and the Mennen Acquisition Agreement is hereby deleted in its entirety and in lieu thereof, the parties agree as follows:

     4.1 Deferred Payment. In addition to the Base Purchase Price (as adjusted pursuant to Section 2 above) and as additional consideration for the purchase of the Trademarks under each of the Acquisition Agreements, the license of the Domestic CB Marks and the Canadian Trademark License, the Buyer shall pay the Sellers an amount equal to eight (8%) percent of the Buyer's net sales of the Products (the "Deferred Payment") through December 31, 2003 subject to a maximum of $4,000,000 (the "Aggregate Deferred Payment Obligation"); (the earlier of the receipt by the Sellers of the Aggregate Deferred Payment Obligation and December 31, 2003 hereinafter the "Deferred Payment Period"). As used herein, "net sales" shall mean the Buyer's total worldwide gross sales of the Products in all markets, during the Deferred Payment Period, determined on an accrual basis, less actual freight allowances permitted by the Buyer to be taken by its trade customers, returns, trade allowances, trade rebates, and trade and cash discounts. For purposes of determining the Buyer's total worldwide gross sales of the Products, there shall be included sales of all currently sold Products as well as the following products: (a) new products using the Wildroot Trademarks in the hair care category, (b) new products using the Domestic CB Marks in the talc category, (c) new products using the Protein 21 or Protein 29 Trademarks in the hair care category and (d) new products using the Balm Barr, Quinsana or Stretch Mark Trademarks in the body and personal care category (the products described in clauses (a) through (d), each an "Extension Product"). No other new products will be included. Notwithstanding the foregoing, sales of an Extension Product shall not be included in the determination of net sales for a period of eighteen (18) months following the first sale by the Buyer of such Extension Product but shall be included thereafter for the duration of the Deferred Payment Period. Additionally, for purposes of determining the Buyer's total worldwide gross sales of the Products, there will be included sales made by any licensee or sublicensee of the Buyer or any other party to whom the Buyer shall otherwise transfer title (or a lesser interest therein) to any of the Products, including any subsequent licensee, sublicensee or transferee of any such party (collectively the "Transferees").

     4.2 Deferred Payment Statements. Statements as to net sales of the Products by the Buyer or any Transferee during each calendar quarter shall be delivered to the appropriate Seller within 30 days following the end of such calendar quarter. Each such statement shall be in reasonable detail and shall set forth the Buyer's (and each Transferee's, if any) gross sales of the Products, on a Product by Product basis, for the period to which it relates and the deductions therefrom.

     4.3 Delivery of Deferred Payments.

     (a) Deferred Payments shall be made by the Buyer to the Sellers on or before July 31 for the semi-annual period ending the preceding June 30 and on or before January 31 for the semi-annual period ending the preceding December 31.

     (b) Each Deferred Payment shall be payable as follows: an amount equal to the greater of $150,000 or 50% of the Deferred Payment shall be payable by wire transfer in immediately available funds to an account designated by Colgate. The balance, if any, shall be payable by wire transfer, as aforesaid, or, at the option of the Buyer and provided the Buyer has delivered to the Sellers a "Compliance Certificate" reasonably satisfactory in form and substance to the Sellers, by the delivery to Colgate, on behalf of the Sellers, of a promissory note in an amount equal to such balance, which note shall bear interest at the base rate of Citibank, N.A., New York, New York in effect from time to time, shall be due and payable the earlier of five (5) years from the date of issuance or January 31, 2004, and which shall otherwise be in the form of Exhibit C to the Colgate Acquisition Agreement (the "Deferred Payment Note").

     (c) If the Buyer elects to deliver a Deferred Payment
Note in lieu of cash, the Buyer shall send written notice the "Election Notice") thereof to the Sellers within 10 business days following the end of the semi-annual period to which the Deferred Payment relates, together with (i) a copy of the Buyer's most recent financial statements as filed with the Securities and Exchange Commission (the"SEC") (or, if the Buyer is no longer required to file its financial statements with the SEC, the Buyer's most recently prepared balance sheet and income statement which shall be within the previous 90 days prior to the end of the semi-annual period to which the Deferred Payment relates and shall have been prepared in accordance with generally accepted accounting principles consistently applied) and (ii) a certificate (the "Compliance Certificate"), signed by the Buyer's Chief Financial Officer, certifying that (A) the Buyer's net worth and ratios of debt to equity and debt to total capitalization as at the date of the balance sheet contained in such financial statements (the "Balance Sheet") are not less favorable than as reflected on the Buyer's balance sheet as filed with the SEC for the quarter ended September 30, 1995, (B) since the date of the Balance Sheet, there has been no material adverse change in the financial condition or affairs of the Buyer and (C) there is not existing any "default" under and as defined in the Security Agreement referred to in Section 4.1 of the Acquisition Agreements.

     4.4 Annual Minimum Deferred Payment. Notwithstanding anything to the contrary otherwise contained herein and irrespective of the net sales of the Products, the Buyer shall, until such time as the Aggregate Deferred Payment Obligation has been satisfied in full, pay the Sellers a minimum of $150,000 by wire transfer as aforesaid in respect of Deferred Payments for each semi-annual period during the Deferred Payment Period. Further in the event that the Buyer has not paid the Sellers the Aggregate Deferred Payment Obligation on or before January 31, 2004, then on such date the Buyer shall pay the Sellers, by wire transfer as aforesaid, an amount equal to the difference between the Aggregate Deferred Payment Obligation and the aggregate Deferred Payments theretofore paid by the Buyer to the Sellers hereunder, whether by wire transfer or by Deferred Payment Notes.

     4.5 Foreign Currency Conversion. All payments due hereunder shall be paid in United States Dollars. If the Buyer (or any Transferee) has sales of the Products in a currency other than the U.S. Dollar, for purposes of determining the Deferred Payment due to the Sellers on account of such sales, such sales shall be converted into U.S. Dollars in accordance with the exchange rate in effect during the period in which such sales were made in accordance with U.S. generally accepted accounting principles.

     4.6 Books of Account. The Buyer agrees to maintain complete, true and correct books of account concerning the sale of the Products in sufficient detail to enable the Deferred Payment to be readily computed and verified. The Buyer undertakes to provide the Sellers with equivalent supporting data from each Transferee, if any. The Buyer further agrees to permit the Sellers, its agents and/or independent public accountants, to have full access to such books of account (including the right to make copies thereof) during normal business hours and upon reasonable notice to the Buyer for the term of the Deferred Payment Period plus three (3) years thereafter. The Buyer shall use commercially reasonable efforts to cause its Transferees to allow the Sellers to review their books for the purpose of confirming sales. The Sellers hereby agree to keep confidential all such information and to use it only in accordance with and for the purposes of this Section 4.

     4.7 Arbitration. If the Sellers conclude, after review of the Buyer's books of account, that additional payments are owing to the Sellers with respect to the period(s) reviewed, then the Seller shall notify the Buyer in writing of its determination, which notice (the"Deficiency Notice") shall set forth in detail the basis for the Sellers' determination that additional amounts are due and owing and the amount thereof. If the Sellers and the Buyer are unable to resolve the disputed items within ten(10) business days after the Buyer receives the Deficiency Notice, the parties shall refer the dispute to a partner in the New York offices of a firm of certified public accountants mutually agreeable to the parties (the"Arbiter"), as an arbitrator to finally determine, as soon as practicable, and in any event within ninety (90) days after such reference, the amounts, if any, owing to the Seller for the period(s) under consideration; provided that if the parties are unable to mutually agree upon an Arbiter, the Arbiter shall be designated by mutual agreement between the parties' respective certified public accountants. Amounts, if any, determined to be owing by the Arbiter shall bear interest at the rate of eight (8%) percent per annum from the date the amounts should originally have been paid. The Arbiter shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under the applicable Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbiter incurred in connection with the arbitration shall be allocated between the parties by the Arbiter in proportion to the extent either party did not prevail on items in dispute; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section 4.7, the other party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, binding and conclusive with respect to (a) amounts owing to the Seller for the period(s) in dispute, including interest thereon, and (b) the allocation of arbitration fees and expenses. Judgment upon the award rendered by the Arbiter may be entered in any court having jurisdiction thereof.

     4.8 Security Agreements. The parties agree that for purposes of the Acquisition Agreements, Security
Agreements and all other documents executed by the parties at the Closing, any references therein to Deferred Payments and Deferred Payment Notes shall be deemed to mean the Deferred Payments and Deferred Payment Notes referred to in this Section 4. The Buyer acknowledges and agrees that its obligations under this Settlement Agreement shall continue to be secured by the Security Agreements.

     4.9 Deferred Payment Adjustment. The parties agree that the aggregate Deferred Payment for the semi-annual period ended June 30, 1996 amounts to $264,897 and that such Deferred Payment shall be deemed to have been waived by the Sellers and credited in reduction of the Aggregate Deferred Payment Obligation. For all purposes of this Agreement, full effect shall be given to this credit in determining whether the Aggregate Deferred Payment obligation has been satisfied.

     5. Delivery by Sellers of Profits. Simultaneously with the execution of this Settlement Agreement, Colgate shall, subject to the pricing adjustment provided for in Section
6.2 below, deliver to the Buyer, by wire transfer to an account designated by the Buyer, the aggregate sum of $173,664, which the Buyer acknowledges and agrees represents any and all unpaid Profits (as defined in the Transition Agreement) due the Buyer from Colgate under the Transition Agreement through October 31, 1996.

     6.  Delivery of Minimum Guaranteed Inventory.

         6.1 The Buyer acknowledges that the Sellers have satisfied their obligations under Section 6.1(n) of the Acquisition Agreements with respect to the delivery to the Buyer of the Minimum Guaranteed Quantity of Inventory except as to 4,689 cases of Inventory. The Buyer agrees that the Sellers' obligation to deliver the remaining 4,689 cases shall be satisfied in full (based upon and as of an October 31, 1996 determination date) by the Sellers making a cash payment to the Buyer in the amount of $57,152 payable upon execution of this Settlement Agreement by wire transfer to an account designated by the Buyer.

     6.2 The Buyer acknowledges that the Sellers, at the request of, and solely as an accommodation to, the Buyer, have been filling orders and distributing certain of the Products to Wal-Mart on behalf of the Buyer for a service fee in the amount of 5% of net sales to Wal-Mart. The accrued service fee through November 30, 1996 amounts to $13,549 and shall be paid by means of a credit against funds payable by Colgate pursuant to Section 5 above. The Buyer expressly acknowledges and agrees that Sellers have no obligation to continue to service Wal-Mart as aforesaid and have the right, in their sole and absolute discretion, and without prior notice to the Buyer, to discontinue such services at any time. Service fees accruing subsequent to November 30, 1996 shall be payable upon the discontinuation of such services. The Buyer agrees that the Sellers are not, and shall not be, liable in any manner whatsoever for any damages sustained by the Buyer as a result of the Sellers' services as aforesaid or termination of such services, whether such services have been performed prior to the date hereof or after the date hereof; provided, however, that the foregoing shall not relieve the Sellers from any liability arising out of defective Product manufactured by or on behalf of Sellers and delivered to Wal-Mart for the account of the Buyer.

     7. Release by Buyer.

     7.1 In consideration of this Settlement
Agreement and other good and valuable consideration, including receipt of the release from the Sellers set forth below in favor of the Buyer, the Buyer hereby releases and discharges the Sellers and each of them, and their respective shareholders, officers, directors, agents, attorneys, agents, successors, assigns and anyone employed by, affiliated with or duly acting on behalf of any of them (collectively, the "Seller Releasees") from any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages and judgments, extents, executions, claims and demands (whether or not heretofore known, suspected or asserted) whatsoever in law or equity, which against the Seller Releasees and each of them the Buyer and its shareholders, officers, directors, agents, attorneys, agents, successors, assigns and anyone employed by, affiliated with or acting on behalf of any of them ever had, now has or hereafter can, shall or may have, whether known, or unknown, for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement Agreement arising out of, relating to or in connection with the Acquisition Agreements, the Transition Agreement or the Minimum Sales Agreement, or the transactions contemplated thereby; provided, however, that subject to the provisions of Section 7.2 below, this release does not pertain to or include (a) this Settlement Agreement, (b) the following Sections and Articles of the respective Acquisition Agreements: Sections 1.3, 1.5, 6.1
(a)-(l), 6.1 (n) (as to the second sentence only), 6.1 (p), 6.1(q) and 12.4 and Articles IV, VIII and X thereof (all other provisions of the Acquisition Agreements being hereinafter collectively referred to as the "Released Provisions"); (c) Sections 4.5 and Articles V and VI of the Transition Agreement; (d) the Trademark License Agreement and (e) the respective Security Agreements with each Seller dated December 31, 1995.

     7.2 The provisions of Clauses (b)-(e) of Section 7.1 above notwithstanding, the release provided for in Section
7.1 shall constitute a complete release of any and all claims Buyer may have against the Seller Releasees(a) to the extent the claim is based upon information known to the Buyer as of the date hereof and/or (b) with respect to
Section 6.1 (q) of the Acquisition Agreements, to the extent the information upon which a claim may be based, whether or not known to the Buyer today, would also reasonably form the basis for a claim under one or more of the Released Provisions of either Acquisition Agreement.

     8. Release by Sellers. In consideration of this Settlement Agreement and other good and valuable consideration, including receipt of the release from the Buyer set forth above in favor of the Sellers, the Sellers hereby release and discharge the Buyer and its shareholders, officers, directors, agents, attorneys, agents, successors, assigns and anyone employed by, affiliated with or acting on behalf of any of them (the "Buyer Releasees") from any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages and judgments, extents, executions, claims and demands (whether or not heretofore known, suspected or asserted) whatsoever in law or equity, which against the Buyer Releasees the Sellers or any of their respective shareholders, officers, directors, agents, attorneys, agents, successors, assigns and anyone employed by, affiliated with or acting on behalf of any of them ever had, now has or hereafter can, shall or may have, whether known, or unknown, for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement Agreement arising out of, relating to or in connection with the Acquisition Agreements, the Transition Agreement or the Minimum Sales Agreement, or the transactions contemplated thereby; provided, however, that this release does not pertain to or include the obligations of the Buyer Releasees pursuant to (a) this Settlement Agreement, (b) Section 6.2 and Articles IV, VIII and X of the respective Acquisition Agreements, (c) Articles V and VI of the Transition Agreement, (d) the Trademark License Agreement, (e) the respective Security Agreements with each of the Sellers dated December 31, 1995, (f) the respective Security Interest in Trademarks from the Buyer to each Seller dated December 31, 1995, and (g) the Assumption Agreement.

     9. Litigation Costs. In any litigation, whether brought before a court or alternative dispute resolution body, which is based upon an alleged breach or default by a party under this Settlement Agreement or under any agreement referred to in this Settlement Agreement, the losing party shall reimburse the prevailing party for all attorney's fees and disbursements as well as all other costs incurred by the prevailing party in connection with the prosecution or defense of such litigation, whether same are incurred prior to or after the commencement of litigation (collectively the "Expenses").

     10. Survival of Acquisition Agreements. Except as amended hereby, the Acquisition Agreements shall remain in full force and effect.

     11. Further Assurances. The parties shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any party may reasonably request in order to carry out the intent and accomplish the purposes of this Settlement Agreement and the consummation of the transactions contemplated hereby.

     12. Publicity and Disclosures. Except as required by law or a party's listing agreement with a securities exchange or association, no press release or other public disclosure, either written or oral, of the transactions contemplated by this Settlement Agreement, shall be made without the prior mutual written consent of the Buyer and the Sellers; provided that if a party is required as aforesaid to publicly disclose this Agreement, then it shall first give the other party written notice thereof and an opportunity to comment on such proposed disclosure.

     13. Binding Effect; Benefits. This Settlement Agreement shall inure to the benefit of and shall be binding upon the parties, the Seller Releases, the Buyer Releasees and their respective successors and permitted assigns. Nothing in this Settlement Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties, the Seller Releases, the Buyer Releasees or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Settlement Agreement, or (b) constitute the parties partners or participants in a joint venture.

    14. Amendments and Waivers. This Settlement Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party may, by an instrument in writing, waive compliance by any other party with any term or provision of this Settlement Agreement on the part of such other party to be performed or complied with. The waiver by a party of a breach of any term or provision of this Settlement Agreement shall not be construed as a waiver of any subsequent breach.

     15. Governing Law. This Settlement Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

     16. Consent to Jurisdiction. (a) With respect to any action commenced by the Sellers against the Buyer hereunder or under any other document delivered pursuant to this Settlement Agreement, the Buyer (i) consents and submits to the jurisdiction of the Courts of the State of New York or of the Courts of the United States of America for the Southern District of New York for all purposes of this Settlement Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Settlement Agreement and (ii) consents and submits to the venue of such action or proceeding in the City and County of New York (or such judicial district of a Court of the United States as shall include the same).

         (b)   With respect to any action commenced by
the Buyer against the Sellers hereunder or under any other document delivered pursuant to this Settlement Agreement, the Sellers (i) consent and submit to the jurisdiction of the Courts of the State of Florida or of the Courts of the United States of America for the Southern District of Florida for all purposes of this Settlement Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Settlement Agreement and (ii) consents and submits to the venue of such action or proceeding in the City and County of Broward (or such judicial district of a Court of the United States as shall include the same).

     17. Separability. Any term or provision of this Settlement Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Settlement Agreement or affecting the validity or enforceability of any of the terms or provisions of this Settlement Agreement in any other jurisdiction.

     18. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19. No Admission.  Nothing contained in this
Settlement Agreement shall be deemed an admission of any wrongdoing or liability on the part of any of the parties hereto.


     IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Settlement Agreement to be signed in their respective names by one of their officers thereunto duly authorized, as of the date first above written.

                                  THE MENNEN COMPANY

                                  By:
                                     Lois Juliber,
                                     President

                                   COLGATE-PALMOLIVE COMPANY

                                   By:
                                       Lois Juliber,
                                       President -
                                       Colgate-North America

                                    THE STEPHAN CO.

                                    By:
                                        Frank Ferola, Sr.
                                        President and CEO















                          EXHIBIT A
                 TRADEMARK LICENSE AGREEMENT




















































                 TRADEMARK LICENSE AGREEMENT


     THIS TRADEMARK LICENSE AGREEMENT (hereinafter referred to as the "LICENSE AGREEMENT") is made by and entered into as of December 5, 1996 between COLGATE-PALMOLIVE, CANADA INC., a corporation incorporated under the laws of the Province of Ontario, Canada, having its principal place of business at 99 Vanderhoof Avenue, Toronto, Ontario, Canada M4G 2H6 (hereinafter referred to as the "LICENSOR"), and THE STEPHAN CO., a Florida corporation, having its principal place of business at 1850 West McNab Road, Ft. Lauderdale, Florida 33309 (hereinafter referred to as the "LICENSEE").

     WHEREAS, Licensor is the owner of the U.S. trademarks listed on Schedule A and the trade dress related thereto
(hereinafter collectively referred to as the "LICENSED
TRADEMARKS"); and

     WHEREAS, on December 31, 1995, Colgate-Palmolive
Company, parent company of Licensor, and Licensee entered into an Acquisition Agreement (hereinafter referred as the "ACQUISITION AGREEMENT") providing for Licensee to acquire
Assets and a trademark license to use the Licensed
Trademarks solely in connection with the manufacture, sale and distribution of the CB Talc Product Line in the United
States (hereinafter referred to as the "U.S. TRADEMARK
LICENSE AGREEMENT"), as the terms "Assets" and "CB Talc
Product Line" are defined in the Acquisition Agreement; and

     WHEREAS, Licensor is the owner of the Canadian trademarks listed on Schedule B and the trade dress related thereto (hereinafter collectively referred to as "CANADIAN
LICENSED TRADEMARKS"; and

     WHEREAS, Licensee desires to use the Canadian Licensed
Trademarks in connection with the manufacture, sale and distribution of the products listed on Schedule C
(hereinafter referred to as the "LICENSED PRODUCTS") in Canada pursuant to the terms and conditions of this License
Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Acquisition
Agreement and this License Agreement, the parties hereto agree as follows:

1. License.

   (a) Licensor hereby grants to Licensee, during the term of this License Agreement, the exclusive right and license to use the Canadian Licensed Trademarks on and in connection with the manufacture, packaging, sale, marketing and distribution of the Licensed Products in Canada only, subject to the terms and conditions hereinafter set forth.

   (b) Licensee represents and agrees that the Canadian
Licensed Trademarks shall be used only as permitted by paragraph (a) of this Section, and that the Canadian
Licensed Trademarks shall not be used on any products other than the Licensed Products or in any other way whatsoever.

2. Consideration.

The consideration provided by Section 2 of the U.S.
Trademark License Agreement shall constitute consideration for the license granted hereby. No royalty shall be charged in connection with the exercise by Licensee of any rights hereunder.

3. Term.

The term of this License Agreement (hereinafter referred to as the "TERM") shall commence on the date hereof and shall continue for an initial period of ten (10) years and shall automatically be renewed for consecutive, additional periods of ten (10) years unless terminated in accordance with the provisions of Section 8 hereof.

4. Licensee's Obligation.

Licensee agrees that during the Term:

  (a) Licensee shall ensure that all of the Licensed Products bearing one or more of the Canadian Licensed Trademarks and the labels and advertising used therefor shall be fit for their intended purpose(s), and Licensee shall use its best efforts to cause the Licensed Products to be produced, packaged, sold, distributed, and marketed in compliance with all applicable Federal, Provincial and local laws and regulations, including but not limited to any Canadian laws and regulations regulating food, drugs and cosmetics, and with good manufacturing practices.

  (b) The Licensed Products shall be of comparable quality with those similar products which are manufactured, distributed, marketed and sold by or on behalf of Licensor in the United States as of the date of the Acquisition
Agreement and such quality shall be maintained on a consistent basis.

  (c) Licensee shall continuously use the Canadian Licensed Trademarks on the Licensed Products in order to maintain the Canadian Licensed Trademarks in full force free from any claim or abandonment for nonuse, subject to paragraph 8 (f) hereof.

  (d) Licensee shall notify Licensor immediately of any non-routine inquiry, investigation, inspection or any other action by any governmental body or other person or entity, with respect to the production, promotion, sale or distribution of any Licensed Products bearing any Canadian
Licensed Trademarks, which pertains to product quality and/or safety.

  (e) Upon request by Licensor, Licensee agrees to furnish Licensor at reasonable times with representative samples of the Licensed Products produced from time to time bearing the Canadian Licensed Trademarks. In addition to the foregoing, Licensor may purchase Licensed Products through retail outlets in order to ascertain that such Licensed Products are of high quality. In the event that Licensor reasonably believes that any samples of the Licensed Products bearing the Canadian Licensed Trademarks sold or distributed under the Canadian Licensed Trademarks violate the provisions of
Section 4(a) or 4 (b) above, Licensor shall promptly notify Licensee and shall specify the basis for this belief. Upon receipt of such notice, Licensee agrees to review the basis for this belief promptly and to engage promptly in discussions with Licensor to resolve such concerns to a mutually acceptable conclusion. If no mutually acceptable resolution can be achieved within ten (10) days from commencement of such discussions between Licensor and Licensee, then Licensee shall immediately stop production of the nonconforming Licensed Products until a production sample is submitted to Licensor which Licensor determines is in compliance with the provisions of Section 4(a) and 4(b) above.

  (f) Licensor and its duly authorized representatives shall have the right, during normal business hours and upon reasonable notice, but not more frequently than twice per year during the Term, to inspect all Manufacturing facilities utilized by Licensee (and its contractors and suppliers to the extent Licensee may use the same) and to examine all processes and records relating to the manufacturing, packaging, warehousing and distribution of the Licensed Products at such times that do not unreasonably disrupt the day to day operations of the business of Licensee, including, without limitation, the right to open and inspect shipping cartons, and make such other tests and inspections as it shall deem necessary to insure the quality of the Licensed Products. Licensee shall take all necessary steps requested by Licensor to correct any deficiencies that might significantly affect the quality of the Licensed Products.

  (g) Licensee shall submit mechanical artwork for all new label(s) and/or packaging bearing the Licensed Canadian Trademarks to Licensor for approval. In the event Licensee has not received a detailed explanation as to why Licensor has reasonably decided not to approve such mechanical artwork for the Licensed Products within ten (10) business days of submission, such change shall be deemed to be approved. Licensor's approval of Licensee's label(s), however, shall not constitute a waiver of Licensor's rights or Licensee's duties under any other provisions of this License Agreement. Licensee may, however, change its labels in the future, without approval from Licensor, if such change(s) does not materially affect the size, placement and/or color of the Canadian Licensed Trademarks and legend(s) on the Licensed Products. Copies of such label(s) shall be sent to Licensor promptly after market introduction of the Licensed Products using the new label or packaging.

  (b) Licensee shall submit to Licensor for review by Licensor prior to publication all advertising and promotional materials bearing or related to the Canadian Licensed Trademarks. If Licensor objects to any portion of such materials(s) such objection will state a reason(s) related to the materials submitted and shall be forwarded in writing to Licensee (or by oral communication confirmed in writing promptly thereafter) within ten (10) business days of Licensor's receipt of such advertising and/or promotional materials(s) and Licensee agrees to revise such materials accordingly or not to use such materials. If Licensor fails to respond within ten (10) business days of receipt of such material(s), Licensor shall be deemed to have no objections to such materials(s). Licensor's review of such advertising and promotional materials shall be conducted in good faith and shall not constitute a waiver of Licensor's rights or Licensee's duties under any provisions of this License Agreement.

5.  Use of Canadian Licensed Trademarks.

    (a) Licensee agrees and undertakes to use the Canadian Licensed Trademarks in compliance with any and all applicable trademark and other laws and to use such legends, markings or notices in connection therewith as are required by law or otherwise reasonably required by Licensor to protect Licensor's rights. Upon expiration or termination of this License Agreement for any reason whatsoever, Licensee will execute and file any and all documents required by Licensor regarding the Canadian Licensed Trademarks which Licensor shall require. Licensor shall bear all expenses reasonably incurred in preparing and recording any such documents.

  (b) Whenever Licensee uses the Canadian Licensed Trademarks in accordance with this License Agreement, Licensee shall clearly identify the use of the Canadian Licensed Trademarks as licensed use and identify Licensor as the owner of the Canadian Licensed Trademarks in the manner specified by Licensor, including but not limited to the following legend: CASHMERE BOUQUET is a registered trademark owned by Colgate-Palmolive Canada Inc. and used under license.

  (c) Licensee shall not at any time use the Canadian
Licensed Trademarks or the Licensed Products, or any material utilizing or reproducing the Canadian Licensed
Trademarks or Licensed Products in a manner that derogates the value, reputation or good will associated with the Canadian Licensed Trademarks.

  (d) Licensee shall not use the Canadian Licensed Trademarks, in whole or in part, in close proximity with Licensee's or a third party's trademark, trade name or corporate name or any new trademark, trade name or corporate name so as reasonably to create a net impression that a Canadian Licensed Trademark is modified or a part of any new trademark, trade name or that a Canadian Licensed Trademark is the property of the Licensee.

  (e) Licensee shall not use any other trademark, trade names or corporate names which are confusingly or deceptively similar to the Canadian Licensed Trademarks during the Term or thereafter.

  (f) Licensee acknowledges that Licensor has reserved the right to modify the Canadian Licensed Trademarks and Licensee agrees to incorporate any such modifications in connection with all use by it of the Canadian Licensed
Trademarks and Licensee shall immediately cease its use of the original Canadian Licensed Trademarks, provided that Licensee shall be permitted to use all inventory of packaging materials bearing the original Canadian Licensed
Trademarks.  Any artwork and designs involving the Canadian
Licensed Trademarks shall, at all times, be and remain the property of Licensor.


6.  Exclusivity

    (a) Except as otherwise expressly provided in this License Agreement, nothing in this License Agreement shall be construed to prevent Licensor from granting to third parties any other licenses for the use of the Canadian
Licensed Trademarks on any products other than the Licensed
Products.

    (b) Licensee shall not have the right to sublicense or assign this License Agreement or the licenses granted hereunder, in whole or in part, without the prior written consent of Licensor, which consent shall not be unreasonably withheld; provided that Licensee may sublicense or assign this License Agreement without the consent of Licensor to an existing affiliate of Licensee as of the date of this License Agreement.

7.   Indemnification and Insurance.

     (a) Licensee hereby agrees to indemnify Licensor and undertakes to defend and hold Licensor, its affiliates and their respective officers, directors, agents, and employees, harmless from and against:

        (i) any and all claims, suits, losses, damages and/or expenses, including but not limited to attorneys' fees and disbursements, arising out of any and all product liability claims or any other actions or recall expense to the extent involving the Licensed Product, except to the extent that such claims, suits or other actions arise out of the ownership, use or distribution of the Licensed Products prior to the date hereof, or involve claims that Licensee's use of the Canadian Licensed Trademarks infringes a third party's proprietary rights, in which case Licensor shall defend and hold Licensee harmless for, and Licensor shall have exclusive control over, the defense, satisfaction and resolution of same, including any expenses and fees related to such defense; and

        (ii) any and all fines, penalties or the like arising out of any and all civil and/or administrative proceedings brought by federal, provincial or local agencies in connection with the Licensed Product(s) together with any and all costs incurred by Licensor in connection therewith, except to the extent that such fines, penalties or the like arise out of the ownership, use or distribution of the Licensed Products prior to the date hereof, or involve claims that Licensee's use of the Canadian Licensed Trademarks infringes a third party's proprietary rights, in which case Licensor shall defend and hold Licensee harmless for, and Licensor shall have exclusive control over, the defense, satisfaction and resolution of same, including any expenses and fees related to such defense; and

        (iii) any and all claims, suits, loss, liability, damage, deficiency, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, arising out of or otherwise in respect of any material breach of any representation, warranty, covenant or agreement by Licensee contained in this License Agreement.

    (b) Licensee agrees to maintain at its own expense through purchased insurance throughout the Term of this License Agreement and for a period six (6) years thereafter, comprehensive general liability insurance, including product liability insurance, in a minimum amount of Two Million Dollars ($2,000,000) combined single limit for each single occurrence, for bodily injury and property damage. Licensee shall have Licensor named as an additional insured on such policies. Licensee shall, within thirty (30) days after the date hereof, provide to Licensor a certificate of such insurance from the insurance carrier which sets forth the scope of coverage and the limits of liability stated above without any provision for material deductibles or self-insured retention's, and further provides that the policies may not be materially changed or canceled without at least
(30) days' prior written notice to Licensor. Prior to any such cancellation, Licensee shall provide Licensor with a certificate of insurance evidencing that a new insurance policy with the same coverage and terms described above will be in place prior to such termination. Upon reasonable request by Licensor, Licensee shall deliver to Licensor evidence in form and substance reasonably satisfactory to Licensor, of the maintenance and renewal of the required insurance, including without limitation, renewal certificates and copies of those portions of policies, riders and endorsements pertaining to this License Agreement.

8.  Termination.
The License hereby granted pursuant to this License
Agreement may be terminated;

    (a) By Licensor without notice in the event that(i) Licensee (I) files a petition in bankruptcy or a petition in bankruptcy is filed against Licensee, (II) becomes insolvent under applicable state insolvency law, makes an assignment for the benefit of its creditors, (III) makes an arrangement pursuant to any bankruptcy law, or (IV) discontinues its business, or (ii) a receiver is appointed for Licensee or for its business;

    (b) By Licensor if there is a material breach by Licensee of any provision of this License Agreement or the U.S. Trademark License Agreement and a failure by Licensee to cure such breach within thirty (30) days after written notice from Licensor;

    (c) By Licensor in the event of a "default" continuing and as defined under the Security Agreement between Colgate-
Palmolive Company, parent of Licensor, and Licensee identified as Exhibit D of the Acquisition Agreement
(hereinafter referred to as the "SECURITY AGREEMENT");

    (d) By Licensor if a material amount of Licensed
Product bearing the Canadian Licensed Trademark(s) shall be subject to a product recall or market withdrawal by the Licensee;

    (e) By mutual written agreement duly executed by both parties; or

    (f) By Licensee upon written notice to Licensor.

9.   Effect of Termination.

    (a) Licensee agrees that upon expiration or earlier termination of this License Agreement for any reason other than stated in Section 8(d), Licensee will, as of a mutually agreed upon date (but in no event later than one hundred twenty (120) days after the date of expiration or earlier termination of this License Agreement): (i)remove all Canadian Licensed Trademarks from the packaging of Licensed Products; (ii) refrain from further production or sale of Licensed Products bearing the Canadian Licensed Trademarks; and (iii) discontinue production, distribution and use of promotional materials, advertising, packaging, signs, billboards and any other material(s) which utilize the Canadian Licensed Trademarks.

    (b) If this License Agreement is terminated pursuant to Section 8(d), Licensee shall immediately: (i) remove the Canadian Licensed Trademarks from the packaging of the Licensed Products, (ii) refrain from further production of Licensed Products bearing the Canadian Licensed Trademarks;
(iii) discontinue production, distribution and use of promotional materials, advertising, packaging, signs, billboards and any other materials which utilize the Canadian Licensed Trademarks; (iv) cooperate with Licensor in any action or investigation deemed necessary or appropriate by Licensor and (v) comply with Licensor's reasonable instructions regarding the disposal and/or depletion of all Licensed Products bearing the Canadian Licensed Trademarks and all packaging inventory for finished Licensed Products which utilize the Canadian Licensed Trademarks.

10. Licensor's Title and Protection of Canadian Licensed
Trademarks

    (a) Licensee acknowledges Licensor's exclusive right, title and interest in and to the Canadian Licensed Trademarks and in and to any registrations thereof in Canada and elsewhere and agrees that it will not at any time do, or cause to be done, any act or thing contesting or in any way intending to impair the validity of or Licensor's exclusive right, title and interest in and to the Canadian Licensed Trademarks. Licensee will make no applications nor seek any registration or ownership rights in or to the Canadian Licensed Trademarks in Canada or elsewhere.

    (b) Licensee will not in any manner represent that it owns the Canadian Licensed Trademarks, and hereby acknowledges that its use of the Canadian Licensed
Trademarks shall not create any right, title, or interest in or to the Canadian Licensed Trademarks, but that all such use shall inure to the benefit of Licensor.

    (c) Licensee shall, at Licensor's cost and expense, cooperate with Licensor to do all acts necessary or desirable for maintaining, renewing, protecting, strengthening, and/or enforcing the Canadian Licensed
Trademarks and associated goodwill and for vesting title thereto in Licensor, its successor and assigns.

    (d) Licensee shall not contest Licensor's ownership of the Canadian Licensed Trademarks, any registrations of the Canadian Licensed Trademarks by Licensor, or bring any act to cancel any such registrations thereof or contest the validity thereof.

    (e) Licensee shall give prompt written notice to Licensor of any infringement, imitation or act inconsistent with Licensor's ownership of the Canadian Licensed Trademarks by third parties, or any act of unfair competition by third parties relating to the Canadian Licensed Trademarks, wherever and whenever such infringement or act shall come to Licensee's attention. After receipt of such notice from Licensee, Licensor shall in its sole discretion decide whether to take action with respect to such infringement or act, and Licensee shall fully cooperate with Licensor in such action and, if so requested by Licensor shall join with Licensor as a party to any such action brought by Licensor. Licensor shall bear all expenses in connection with the foregoing. Any recovery as a result of such action shall belong solely to Licensor. Licensee agrees that Licensor shall have the sole power to take legal or other action before any court or governmental authority with respect to the infringement and the protection of the Canadian Licensed Trademarks.

11. Miscellaneous.

    (a) This License Agreement and all rights and duties hereunder are personal to Licensee and, subject to the provisions of Section 6(b), shall not, without the written consent of Licensor, be assigned, mortgaged, sublicensed or otherwise encumbered by Licensee or by operation of law.
A change in the control of Licensee shall be deemed an assignment hereunder.

    (b) No failure of Licensor or Licensee to strictly enforce any of their respective rights under this License Agreement shall be deemed a continuing waiver and Licensor or Licensee may thereafter strictly enforce any such rights.

    (c) All notices requests, demands and other communications required or permitted to be given under this License Agreement ("Communications") shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, return receipt requested, or by overnight courier for next day delivery, to the parties at their respective addresses set forth below or to such other or additional address as either party shall hereafter specify by Communication to the other, or by telecopier to the parties at their respective telecopier numbers set forth below or to such other or additional numbers as either party shall hereafter specify by Communication to the other party:


If to Licensor to:       Colgate-Palmolive Canada Inc.
                         99 Vanderhoof Avenue
                         Toronto, Ontario, Canada M4G 2H6
                         Telecopier No.: (416) 421-6913
                         Attn: Doris Fielding, Esq.
                               Secretary and General Counsel

with a copy to:          Warshaw Burstein Cohen
                           Schlesinger & Kuh, LLP
                         555 Fifth Avenue
                         New York, New York 10017
                         Telecopier No.: (212) 972-9150
                         Attn: Phillip England, Esq.

If to Licensee to:       The Stephan Co.
                         1850 West McNab Road
                         Fort Lauderdale, Florida 33309
                         Telecopier No.: (954) 971-9903
                         Attn: Mr. Frank Ferola, Sr.
                               Chairman, President and CEO

with a copy to:          Hertzog, Calamari and Gleason
                         100 Park Avenue
                         New York, New York 10016
                         Telecopier No.: (212) 213-1199
                         Attn: Stephen Connoni, Esq.

     Notice of change of address or telecopier number shall be deemed given when actually received or upon refusal to accept delivery thereof; all other Communications shall be deemed to have been given and received on the earliest of:
(a) when actually received or upon refusal to accept delivery thereof, (b) on the date when delivered personally or sent by telecopier, (c) one (1) business day after sending by recognized overnight courier, or (d) four (4) business days after mailing, as aforesaid.

     (d) The obligations of Licensee and Licensor under Sections 7 and 10 herein shall survive expiration or earlier termination of this License Agreement.


     (e) This License Agreement together with the
Acquisition Agreement, the Security Agreement and the U.S. Trademark License Agreement expresses fully the understanding of both parties and all prior understanding, agreements or representations, oral or written, are hereby superseded and canceled, and no changes in the terms of this License Agreement shall be valid except when and if reduced to writing and signed by both Licensor and Licensee.

     (f) Subject to the terms of Section 11(a) above, this License Agreement shall inure to the benefit of, and be binding upon, Licensor and Licensee and their respective successors and assigns.

     (g) The headings and titles to the paragraphs of this License Agreement are not a part this License Agreement and shall have no effect upon the construction or interpretation hereof.

     (h) Nothing contained in this License Agreement shall in any way be construed to create an agency relationship, partnership or joint venture between the parties, and Licensee shall have no power to obligate or bind Licesor in any manner whatsoever. In any review or consultation conducted by or on behalf of Licensor hereunder, Licensor is acting in an advisory capacity only and shall have no responsibility for the operations of Licensee's business or its manufacturing, distribution, sales or facility used in connection therewith, whether upon the recommendation of Licensor or otherwise.

     (i) The recitals set forth at the beginning of this License Agreement shall be deemed to be incorporated within this License Agreement as if fully set forth herein.

     (j) If Licensee is prevented from complying, either totally or in part, with any of the terms or provisions of this License Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accident, acts of God and/or any other cause or casualty beyond Licensee's reasonable control, then upon written notice to Licensor, the requirements of this License Agreement, or the affected provisions hereof to the extent affected, shall be suspended during the period of such disability. Licensee shall make all reasonable efforts to remove such disability as soon as practicable under the circumstances.

    (k) This Agreement shall be governed by and construed pursuant to the laws of Canada.

    IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement.

                          LICENSOR:

                          COLGATE-PALMOLIVE, CANADA INC.

                          By:
                             Doris R. Fielding
                             Secretary and General
                                   Counsel

                          LICENSEE:

                          THE STEPHAN CO.

                          By:
                             Frank Ferola, Sr.
                             President and CEO